AGREEMENT


This Agreement is made and entered into this 9th day of January, 2004, and is effective January 1, 2004, by and between CANCER THERAPEUTICS INC. (hereinafter referred to as "CTI"), a corporation licensed to do business in Georgia, and JOHN D. ARCHBOLD MEMORIAL HOSPITAL, INC. (hereinafter referred to as "Hospital").

                                   WITNESSETH:

     WHEREAS, Hospital is desirous of obtaining the services of CTI to initiate and establish a cryobanking service for cancerous tumors in Thomasville, Georgia.

     WHEREAS, CTI retains duly licensed physicians and qualified personnel capable of furnishing cryobanking of rumor specimens for individuals undergoing surgery at John D. Archbold Memorial Hospital.

     WHEREAS, CTI is willing to provide said services as hereinafter set forth, under the terms, covenants and conditions stated below;

     NOW, THEREFORE, for the mutual covenants herein contained and for other good and valuable considerations in hand paid or delivered, each party to the other, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows;

     1. CTI shall make cryobanking services available to patients within Hospital's system, including the collection, storage and retrieval of tumor specimens.

     2. CTI shall provide applicable patient information and reimbursement codes for Hospital's billing purposes.

     3. CTI warrants that at all times during the term of this agreement its personnel have appropriate training and / or certification to perform all cryobanking duties and services.

     4. CTI shall provide cryobanking services in such a manner as may be required by any standard, ruling, or regulation of the State of Georgia, the U.S. department of Health and Human Services, the Joint Commission on Accreditation of Healthcare Organizations, or any other applicable federal, state, or local governmental agency, corporate entity, or such other entity exercising authority with respect to Hospital.

     5. CTI shall promptly prepare such medical and other records and reports relating to the provision of cryobanking services consistent with Hospital Policies and as reasonably requested by Hospital. The ownership and right of control of all reports, records, and supporting documents submitted to or by CTI shall rest exclusively with Hospital.



Hospital:________________              1                    CTI:________________

     6. It is expressly acknowledged by the parties hereto that CTI, in performing CTI's duties and obligations under this Agreement, is an "independent contractor" and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, a joint venture relationship, or to allow Hospital to exercise control or direction over the manner or method by which CTI performs the cryobanking services. CTI understands and agrees that, unless otherwise required under applicable federal income tax laws or the terms of any agreement between Hospital and the Internal Revenue Service, (i) CTI staff will not be treated as an employee for federal tax purposes; (ii) Hospital will not with hold on behalf of CTI staff pursuant to this Agreement any sums for income tax, unemployment insurance, social security, retirement benefits, or any other withholding pursuant to any law or requirement of any governmental body relating to CTI, or make available to CTI staff any of the benefits afforded to employees of Hospital; (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of CTI; and (iv) CTI will indemnify and hold harmless Hospital from any and all loss or liability arising with respect to such payments, with holding, or benefits, if any.

     7. If this Agreement has a value or cost to Hospital of $10,000 or more over any twelve-month (12-month) period, CTI shall perform the obligations as may be from time to time specified for subcontractors in Social Security Act ss. 1861 (v)(1)(I) and the regulations promulgated in implementation thereof (currently codified at 42 C.F.R. ss.ss. 420.300.304), including, but not limited to, retention and delivery of records related to this Agreement. In the event any request for this Agreement of CTI's books, documents, and records is make pursuant to Social Security Act ss. 1861(v)(1)(I) and associated regulations, CTI shall promptly give notice of sucquest to Hospital and provide Hospital with a copy of such request and, thereafter, to consult and cooperate with Hospital concerning the proper response to such request. Additionally, CTI shall provide Hospital with a copy of each book, document, and record made available to one or more persons and agencies pursuant to Social Security Act ss. 1861(v)(1)(I) or shall identify each such book, document, and record to Hospital and shall grant Hospital access thereto for review and copying.

     8. This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the State of Georgia.

     9. In the event that either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     10. Hospital agrees to pay CTI each month during the term of this agreement an all-inclusive fee of three thousand dollars ($3,000.00) for cryobanking services.

     11. CTI agrees to render a statement to Hospital during the first week of each month


Hospital: ______________               2                     CTI:_______________
          of the term hereof for the cryobanking services provided during the previous month. Hospital shall make said payment to CTI on or before the 15thday of each month following the month of service.

     12. The parties agree that the term of this Agreement shall be for a period of six (6) months from the date of execution of the Agreement by Hospital and CTI. The agreement shall not automatically renew for any additional period of time.

     13. Notwithstanding anything to the contrary in this Agreement, either party hereto may terminate this Agreement, without cause, upon the delivery to the other party hereto of thirty (30) days prior written notice of such termination.

     14. CTI acknowledges that during the course of performance under this Agreement, it may receive confidential information concerning the method of operation and administration of Hospital's business, including, but not limited to, materials relation to fee schedules and various operational procedures used by Hospital. Said confidential information is the property of Hospital and CTI agrees that it will not make use of any information obtained from Hospital with any party other than Hospital.

     15. This Agreement and any amendments hereto, shall constitute the complete agreement of the parties and shall supersede any and all prior agreements make by and between the parties. The parties hereto agree that no warranties, inducements or representations exist except as stated herein. The parties agree that this agreement may not be amended unless in writing executed by an authorized representative of each of the parties to this Agreement.

     16. Any notice to be given under this Agreement shall be delivered by hand or mailed by United States mail to the parties at the following address:

          To CTI:                   Cancer Therapeutics, Inc.
                                    210 West Hansell Street
                                    Thomasville, GA 31792

           To Hospital:              John D. Archbold Memorial Hospital, Inc.
                                     Attention: Chief Executive Officer
                                     Post Office Box 1018
                                     Thomasville, Georgia 31799


     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, respectively, by the undersigned authorized officers of each party hereto as of the day and year first above written.






Hospital:______________                3                      CTI:______________

                                        CTI
                                        By:_______________________________
                                        Title:______________________________

                                        John D. Archbold Memorial Hospital, Inc.

                                        By:________________________________
                                        Title: President





































Hospital:__________________            4                  CTI:__________________